Exhibit 99.4

TRANS-LUX CORPORATION

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

Up to [●] Shares of Series B Convertible Preferred Stock Issuable
Upon Exercise of Transferable Subscription Rights

Enclosed for your consideration is a prospectus, dated [●], 2015 (the “Prospectus”) relating to a rights offering by Trans-Lux Corporation (the “Company”) to subscribe for shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), made to stockholders of record as of 5:00 p.m., Eastern Time, on [●], 2015 (the “Record Date”).

The Company is issuing transferable rights to subscribe for shares of Series B Preferred (the “Rights”) on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [●], 2015 and ends at 5:00 p.m., Eastern Time, on [●], 2015, unless extended by the Company in its sole discretion (as it may be extended as described in the Prospectus, the “Expiration Date”). The Rights are transferable and we expect that they will be quoted on the OTC Pink until the Expiration Date.

As described in the Prospectus, you will receive, at no charge, one Right for each share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), held by us in your account on the Record Date. Each Right gives the holder thereof the right to purchase from the Company [●] shares of Series B Preferred (the “Basic Subscription Right”) at a subscription price of $[●] per whole share (the “Subscription Price”). In addition, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe, at the Subscription Price, for additional shares of Series B Preferred that other Rights holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Right”). If sufficient remaining shares of Series B Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series B Preferred pursuant to Over-Subscription Rights exceed the shares of Series B Preferred available, the remaining shares of Series B Preferred will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. We will not issue fractional shares of Series B Preferred. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

The Rights are represented by a transferable subscription rights certificate (the “Subscription Rights Certificate”). The Rights are transferrable and may be sold by you to the extent you do not wish to exercise them.

Enclosed are copies of the following documents:

1.

The Prospectus;

2.

Instructions for Use of Subscription Rights Certificate; and

3.

Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Your prompt attention is requested.  Please instruct us whether you wish us to subscribe for any shares of Series B Preferred to which you are entitled on the terms and subject to the conditions set forth in the Prospectus by completing, executing and returning to us the Beneficial Owner Election Form included with this letter. We urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be given as promptly as possible in order to permit us to exercise the Rights on your behalf before the offering expires at 5:00 p.m., Eastern Time, on the Expiration Date.  You will have no right to rescind your subscription after the Subscription Agent receives your payment of the Subscription Price, except as described in the Prospectus. Rights not exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

You may also use the Beneficial Owner Election Form to instruct us to sell any or all of your Rights instead of exercising them.  Please note that the Rights are a new issue of securities with no prior trading market and there can be no assurances that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW & CO., LLC, BY TELEPHONE AT (800) 662-5200, OR BY EMAIL AT TNLX.INFO@MORROWCO.COM.

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